EXHIBIT 99.1

UFP Technologies Announces Record 2024 Results

NEWBURYPORT, Mass., Feb. 25, 2025 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), a designer and custom manufacturer of engineered solutions primarily for the medical market, today reported 2024 net income of $59.0 million, 31.3% higher than net income of $44.9 million for 2023. Adjusted net income grew 32.5% to $67.6 million. Net sales for 2024 were $504.4 million, 26.1% higher than 2023 sales of $400.1 million. GAAP and adjusted earnings per diluted common share outstanding (EPS) were $7.58 and $8.68 respectively.

For its fourth quarter ended December 31, 2024, the Company reported net income of $16.4 million, 41.1% higher than net income of $11.6 million in the same period of 2023. Adjusted net income for the fourth quarter of 2024 grew 51.6% to $19.2 million. Sales for the fourth quarter of 2024 were $144.1 million, 41.9% higher than 2023 fourth-quarter sales of $101.5 million. GAAP and adjusted EPS were $2.10 and $2.46 respectively. Throughout this news release, reference is made to Non-GAAP measures including adjusted gross margins, adjusted operating income, adjusted SG&A, adjusted net Income and EPS, and EBITDA and adjusted EBITDA. Please see “Non-GAAP Financial Information” at the end of this news release.

“I am very pleased with our fourth quarter and full-year 2024 results,” said R. Jeffrey Bailly, Chairman & CEO. “Sales for the quarter and the year grew 42% and 26%, respectively. Organic growth for the quarter and year was 6.7% and 8.5%, respectively. Adjusted earnings per diluted share outstanding for the quarter and year grew 50% and 31% respectively to $2.46 and $8.68.”

“I am also very pleased with the performance of our newly acquired companies—AJR Enterprises, Welch Fluorocarbon, Marble Medical, and AQF Medical. As a group, they are performing ahead of expectations with particularly strong growth in the safe patient handling space,” said Bailly. “We are again expanding our operations in the Dominican Republic to accommodate new business wins, continued growth of our existing Robotic Surgery business, and planned business transfers. Our previous expansion in late 2023 and early 2024 allowed us to fulfill our customers’ safety stock objectives and accommodate the increased share of business we were awarded. Increased forecasted demand at both of our Dominican Republic locations requires additional plant and equipment investments which are now underway.”

“Looking ahead we remain excited about our future,” said Bailly. “We have added new talent in business development, quality assurance, general management, and back-office resources to maximize our effectiveness and position us for future growth. We have two major programs launching in the second half of 2025 and a robust growing pipeline of new business opportunities. In addition, we are continuing our efforts on the acquisition front, targeting companies that strengthen our platform and increase our value to customers. We anticipate that our strong cash flow will help us quickly reduce our debt and position us to finance new deals.”

Financial Highlights:

  Sales for the fourth quarter increased 41.9% to $144.1 million, from $101.5 million in the same period of 2023. Sales for the full year of 2024 increased 26.1% to $504.4 million from $400.1 million in the same period of 2023.
  Fourth quarter MedTech sales increased 48.6% to $132.7 million. Sales to all other markets decreased 7.0% to $11.4 million. Full-year MedTech sales increased 30.2% to $450.8 million while sales to all other markets were consistent at $53.7 million.
  Gross profit as a percentage of sales (“gross margin”) increased to 29.2% for the fourth quarter, from 25.7% in the same quarter of 2023. Gross margin for the full year of 2024 increased to 29.1%, from 28.1% in the same period of 2023. When adding back purchase accounting expenses of $1.1 million, adjusted gross margin increased to 29.3% for the full year of 2024.
  Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased 41.9% to $18.6 million compared to $13.1 million in the same quarter of 2023. Full-year 2024 SG&A increased 22.3% to $62.2 million, from $50.9 million in the same period of 2023. As a percentage of sales, SG&A decreased to 12.3% in 2024 from 12.7% in 2023. Adjusted SG&A as a percentage of sales decreased to 11.2% from 11.8%, and to 11.0% from 11.6% for the fourth quarter and full year of 2024, respectively.
  For the fourth quarter, adjusted operating income increased 84.0% to $26.0 million, from $14.1 million in the same quarter of 2023. Full-year 2024 adjusted operating income increased 40.4% to $92.3 million, from $65.7 million in the same period of 2023.
  Adjusted net income in the fourth quarter increased 51.6% to $19.2 million, from $12.6 million in the same period of 2023. Full-year 2024 adjusted net income increased 32.5% to $67.6 million, from $51.0 million in the same period of 2023.
  Adjusted EBITDA for the fourth quarter of 2024 increased 77.9% to $30.4 million in the same period of 2023. Adjusted EBITDA for the year ended December 31, 2024, increased 39.1% to $107.3 million from $77.2 million in 2023.

About UFP Technologies, Inc.

UFP Technologies is an innovative designer and custom manufacturer of comprehensive solutions for medical devices, sterile packaging, and other highly engineered custom products. UFP is an important link in the medical device supply chain and a valued outsource partner to many of the top medical device manufacturers in the world. The Company’s single-use and single-patient devices and components are used in a wide range of medical devices and packaging for minimally invasive surgery, infection prevention, wound care, wearables, orthopedic soft goods, and orthopedic implants.

Consolidated Condensed Statements of Income (in thousands, except per share data) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2024	2023	2024	2023
Net sales	$144,070	$101,498	$504,421	$400,072
Cost of sales	102,014	75,369	357,728	287,847
Gross profit	42,056	26,129	146,693	112,225
Selling, general and administrative expenses	18,618	13,118	62,218	50,889
Acquisition costs	844	-	2,520	-
Change in fair value of contingent consideration	238	238	952	3,527
Loss on disposal of fixed assets	99	37	106	145
Operating income	22,257	12,736	80,897	57,664
Interest expense, net	3,377	755	8,061	3,645
Other (income) expense	(219)	89	(189)	117
Income before income tax expense	19,099	11,892	73,025	53,902
Income tax expense	2,724	285	14,044	8,978
Net income	$16,375	$11,607	$58,981	$44,924

Net income per share outstanding	$2.13	$1.52	$7.69	$5.89
Net income per diluted share outstanding	$2.10	$1.51	$7.58	$5.83

Weighted average shares outstanding	7,675	7,639	7,668	7,624
Weighted average diluted shares outstanding	7,794	7,712	7,785	7,701

Consolidated Condensed Balance Sheets (in thousands) (unaudited)

	December 31,	December 31,
	2024	2023
Assets:
Cash and cash equivalents	$13,450	$5,263
Receivables, net	84,677	64,449
Inventories	87,536	70,191
Other current assets	9,282	4,730
Net property, plant, and equipment	70,564	62,137
Goodwill	189,657	113,263
Intangible assets, net	144,252	64,116
Other assets	29,577	19,987
Total assets	$628,995	$404,136
Liabilities and equity:
Accounts payable	$24,269	$22,286
Current portion of long-term debt	12,500	4,000
Other current liabilities	39,526	31,923
Long-term debt, less current portion	176,875	28,000
Other liabilities	33,065	31,836
Total liabilities	286,235	118,045
Total equity	342,760	286,091
Total liabilities and stockholders' equity	$628,995	$404,136

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and may be identified by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Such statements include, but are not limited to, statements about the Company’s future financial or operating performance; the continuing operation of the Company’s locations, the maintenance of its facilities and the sufficiency of the Company’s supply chain, inventory, liquidity and capital resources, including increased costs in connection with such efforts; statements about the Company’s acquisition strategies and opportunities and the Company’s growth potential and strategies for growth; statements about the integration and performance of recent acquisitions; statements about the Company’s ability to realize the benefits expected from our recently completed acquisitions, including any related synergies; statements about customer expectations regarding inventory levels; expectations regarding customer demand; and any indication that the Company may be able to sustain or increase its sales, earnings or earnings per share, its sales, earnings or earnings per share growth rates, or available capital for acquisitions. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the Company's general ability to execute its business plans; industry conditions, including fluctuations in supply, demand, and prices for the Company's products and services; risks relating to customer concentration; risks relating to the Company’s ability to achieve anticipated benefits of recent acquisitions, risks relating to the imposition of tariffs by the United States and other countries, risks relating to our use and the use by our customers, suppliers, and vendors of AI, and other risks and uncertainties set forth in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in the Company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based. Forward-looking statements are also subject to the risks and other issues described above under “Use of Non-GAAP Financial Information,” which could cause actual results to differ materially from current expectations included in the Company’s forward-looking statements included in this press release.

Non-GAAP Financial Information

This news release includes non-generally accepted accounting principles (“GAAP”) performance measures. Management considers Adjusted Operating Income, Adjusted Selling and General Administrative Expenses, Adjusted Net Income, Adjusted Net Income per diluted shares outstanding, EBITDA and Adjusted EBITDA, non-GAAP measures. The Company uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of the Company’s historical operating results. The Company’s management believes these non-GAAP measures are useful in evaluating the Company’s operating performance and are similar measures reported by publicly listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s performance for the periods presented. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures of performance used by other companies in other industries or within the same industry.

Table 1: Adjusted Operating Income Reconciliation (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating income (GAAP)	$22,257	$12,736	$80,897	$57,664
Adjustments:
Purchase accounting expenses	-	-	1,100	-
Acquisition costs	844	-	2,520	-
Change in fair value of contingent consideration	238	238	952	3,527
Amortization of Intangible Assets	2,524	1,098	6,727	4,403
Loss on disposal of fixed assets	99	37	106	145
Adjusted operating income (Non-GAAP)	$25,962	$14,109	$92,302	$65,739

Table 2: Adjusted Selling General and Administrative Expenses (SG&A) (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
SG&A (GAAP)	$18,618	$13,118	$62,218	$50,889
Adjustments:
Amortization of Intangible Assets	(2,524)	(1,098)	(6,727)	(4,403)
Adjusted SG&A (Non-GAAP)	$16,094	$12,020	$55,491	$46,486
Adjusted SG&A as a % of sales	11.2%	11.8%	11.0%	11.6%

Table 3: Adjusted Net Income and Diluted Common Share Outstanding Reconciliation (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (GAAP)	$16,375	$11,607	$58,981	$44,924
Adjustments (net of taxes):
Purchase accounting expenses	-	-	1,100	-
Acquisition costs	844	-	2,520	-
Change in fair value of contingent consideration	238	238	952	3,527
Amortization of Intangible Assets	2,524	1,098	6,727	4,403
Loss on disposal of fixed assets	99	37	106	145
Taxes on adjustments	(917)	(340)	(2,823)	(1,999)
Adjusted net income (Non-GAAP)	$19,163	$12,640	$67,563	$51,000

Adjusted Net Income per diluted share outstanding (Non-GAAP)	$2.46	$1.64	$8.68	$6.62
Weighted average diluted common shares outstanding	7,794	7,712	7,785	7,701

Table 4: EBITDA and Adjusted EBITDA Reconciliation (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (GAAP)	$16,375	$11,607	$58,981	$44,924
Income tax expense	2,724	285	14,044	8,878
Interest expense, net	3,377	755	8,061	3,645
Depreciation	2,133	1,862	7,988	7,004
Amortization of Intangible Assets	2,524	1,098	6,727	4,403
EBITDA (Non-GAAP)	$27,133	$15,607	$95,801	$68,854
Adjustments:
Purchase accounting expenses	-	-	1,100
Share based compensation	2,054	1,191	6,842	4,641
Acquisition costs	844	-	2,520	-
Change in fair value of contingent consideration	238	238	952	3,527
Loss on disposal of fixed assets	99	37	106	145
Adjusted EBITDA (Non-GAAP)	$30,368	$17,073	$107,321	$77,167

www.ufpt.com Contact: Ron Lataille 978-234-0926, rlataille@ufpt.com